Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2018 (April 16, 2018 as to Note 9 and the correction of an immaterial error disclosed in Note 2) relating to the combined financial statements of Charah, LLC and its subsidiaries and Allied Power Management, LLC and its subsidiaries, appearing in Registration Statement No. 333-225051 of Charah Solutions, Inc. on Form S-1.

/s/ Deloitte & Touche LLP

Louisville, Kentucky

June 19, 2018